Exhibit 99.1

Toshiba America Energy Systems Corporation

Completes Acquisition of GP Strategies’ EtaPRO® Business

WEST ALLIS, WISCONSIN: October 4, 2021 –Toshiba America Energy Systems Corporation (“TAES”), an affiliate of Toshiba Energy Systems & Solutions Corporation (“Toshiba ESS”), today completed its acquisition of the EtaPRO® business from GP Strategies Corporation (NYSE: GPX), a global provider of workforce transformation solutions. The acquisition was originally announced in May 2021.

A long-time partner of GP Strategies, Toshiba ESS deploys EtaPRO® technology to many of its power generation customers. This acquisition will enhance Toshiba’s current global servicing and maintenance solutions for turbines and equipment across multiple platforms. TAES will integrate EtaPRO® employees into its operations and will continue operating existing EtaPRO® office locations, retaining EtaPRO®’s valuable talent and culture. Toshiba is now in Phase 2 of its strategic “Toshiba Next Plan,” which emphasizes strong growth through infrastructure service offerings.

“This acquisition enables Toshiba ESS to more efficiently meet the needs of customers with EtaPRO®’s digital technologies,” said Takao Konishi, Director, President and CEO at Toshiba ESS. “These technologies have always enabled our customers to enhance power generation operations with EtaPRO®’s unique digital solutions, and this acquisition only expands those possibilities.”

“Toshiba’s acquisition of EtaPRO® will allow this technology to reach its full potential with a global reach and new functional possibilities,” said Richard DesJardins, former GP Strategies Senior Vice President and newly appointed Chief Operating Officer at TAES’s EtaPRO LLC subsidiary. “On behalf of the greater Toshiba family, we are excited to welcome the talented EtaPRO team to Toshiba,” said Koichi Kitaguchi, President and CEO of EtaPRO LLC. “We greatly value their unique industry experience and specialized knowledge.”

“We believe that this acquisition will be a strategically positive deal for both Toshiba and GP Strategies,” GP Strategies’ CEO Adam Stedham. “We look forward to seeing how the EtaPRO® business flourishes with its integration into the Toshiba portfolio.”

Outline of new company

Name: EtaPRO LLC

Address (Headquarters): 25 Northpointe, Suite 100, Amherst, New York, 14228, US

Representative: Koichi Kitaguchi (Director, President and CEO)

Business: General business operations of EtaPRO® (Development and Sales)

Established: September 2021

Stock Ratio: Toshiba Group 100%

Number of Employees : Approximately 60

www.etapro.com

About Toshiba America Energy Systems Corporation

Toshiba America Energy Systems Corporation (TAES), headquartered in West Allis, Wisconsin, with a large manufacturing and service shop, provides turbine/generator equipment and services for the energy industry, including thermal, geothermal, hydropower and nuclear power plants, large-scale battery and hydrogen systems, and superconducting magnet and Toshiba Heavy ion therapy systems. TAES is an affiliate of Toshiba Energy Systems & Solutions Corporation (Toshiba ESS) and represents Toshiba ESS in the Americas, TAES is proud to provide high-quality, reliable and cost-effective products and services that address current and future power generation, cancer treatment and advanced technological needs. For more information please visit http://www.toshiba.com/taes.

About Toshiba Energy Systems & Solutions Corporation

Toshiba Energy Systems & Solutions Corporation is a leading supplier of integrated energy and medical solutions. With its long experience and expertise in a wide range of power generation and, transmission systems and energy management technology, the company delivers innovative, reliable and efficient energy solutions across the globe. Split off from Toshiba Corporation (TOKYO: 6502) in October 2017.
https://www.toshiba-energy.com/en/index.htm

About GP Strategies

GP Strategies Corporation (NYSE: GPX) is a global workforce transformation provider of organizational and technical performance solutions. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting, and business improvement services customized to meet the specific needs of its clients. Clients include Fortune 500 companies, automotive, financial services, technology, aerospace and defense industries, and other commercial and government customers. Additional information can be found at gpstrategies.com.

About EtaPRO

EtaPRO® is a real-time digital platform for improving the efficiency and reliability of power generating assets through empirical and physics-based digital twin technology combined with traditional vibration frequency analysis for detecting and diagnosing equipment deterioration or operating abnormalities in their earliest stages. EtaPRO is adapted to customer-specific requirements and is used by the global power industry on nearly 700 GW of generation in 40 countries, including thermal, geothermal, hydro, wind, and solar generating technologies.

Contacts

Toshiba America Energy Systems Corporation

Eddie Temistokle

Eddie.Temistokle@toshiba.com

GP Strategies

Nancy Williams, Vice President, Marketing

nwilliams@gpstrategies.com

Candice Hester, Vice President, Investor Relations

chester@gpstrategies.com

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